Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated April 28, 2006, except as to note 17, which is as of June 28, 2006 with respect to the consolidated statement of condition of Fox Chase Bank and subsidiary as of December 31, 2005, and the related consolidated statements of operations, changes in equity, and cash flows for the year then ended in this Registration Statement on Pre-effective Amendment No. 2 to Form S-1 to be filed with the Securities and Exchange Commission. We also consent to the reference to our Firm under the heading “Experts” in the prospectus.

/s/    KPMG LLP

Philadelphia, Pennsylvania

August 2, 2006